UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 21, 2013 (March 18, 2013)

United Realty Trust Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-178651	45-3770595
(Commission File Number)	(IRS Employer Identification No.)

44 Wall Street New York, NY 10005
(Address, including zip code, of Principal Executive Offices)

(212) 388-6800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2013, United Realty Trust Incorporated (the “Company”), through its operating partnership, United Realty Capital Operating Partnership L.P. (the “Operating Partnership”), became contractually bound, subject to certain conditions customary to closing, to close on a purchase agreement (the “Purchase Agreement”) entered into on February 19, 2013 with Tilden LLC (the “Seller”). The Seller does not have a material relationship with the Company and the transactions with Seller described herein are not affiliated transactions. Under the Purchase Agreement, the Operating Partnership will acquire a fee simple interest in Tilden House, a residential property located at 2520 Tilden Avenue in Brooklyn, New York (the “Property”).

The Company anticipates closing on or before March 31, 2013, or as soon thereafter as the Operating Partnership can consummate the anticipated financing of the Property with its lender. Although the Company believes that the acquisition of the Property is probable, there can be no assurance that the acquisition will be consummated. The Purchase Agreement contains customary representations and warranties by the Seller.

The purchase price for the Property is $22.25 million, exclusive of brokerage commissions and closing costs. The Company expects that the purchase price will be funded as follows: (i) $14.5 million by obtaining a new first mortgage secured by the Property; (ii) $7.5 million by the Seller contributing some of its equity in the Property to a new joint venture (the “JV”) between the Operating Partnership and the Seller; and (iii) cash from the Company’s ongoing public offering in an amount which, when combined with the brokerage commissions and closing costs to be paid by the Operating Partnership, is estimated at $2.0 million. There is no assurance that the JV will be able to secure financing on terms that it deems favorable or at all.

The Property is a nine-story residential building, completed in 2007, with 117 apartments, community facility space and indoor and outdoor parking, comprising approximately 86,360 rentable square feet. The Property is leased to Highland Park Community Development Corporation (the “Tenant”) under a 25-year net lease, which expires on December 31, 2031, subject to the Tenant’s option to cancel the lease at the end of the fifteenth and twentieth years of the term. The Tenant has entered into a services agreement with the New York City Department of Homeless Services (the “Department”) to provide transitional housing for families in need. Pursuant to the services agreement, the Department pays the Tenant a rate that is calculated to reimburse the Tenant for 100% of the Tenant’s approved costs, including the payment of rent. The rate cannot exceed 100% of the Tenant’s annual budget. The Tenant currently pays $2,319,000 annually in base rent, which increases every three years based on CPI. The services agreement extends through June 30, 2013, and the Company expects that it will be renewed through June 30, 2014. The payments made to the Tenant under the services agreement are the source of the Tenant’s rental payments under the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED REALTY TRUST INCORPORATED

Date: March 21, 2013	By:	/s/ Jacob Frydman
		Name:	Jacob Frydman
		Title:	Chief Executive Officer, Secretary and Chairman of the Board of Directors